Exhibit 99.3

FOR IMMEDIATE RELEASE	Media Hotline:

1-877-534-5180

UPDATE ON RESCUE EFFORTS FROM MASSEY ENERGY

JULIAN, WV, April 7, 2010 – Massey Energy Company (NYSE:MEE) is providing the following information in an effort to update the media and the public regarding ongoing rescue and recovery efforts at the Upper Big Branch mine.

When will the victims be identified?

There are twenty five confirmed fatalities. Two workers remain hospitalized.

Eleven have been identified. Seven of the identified have been removed from the site. Four of the identified remain in the coal mine.

Fourteen have been confirmed as fatalities but not identified.

The mine rescue teams’ job is to search for survivors. The mine rescue teams have a limited amount of air and have to cover as much of the mine as fast as they can in their search for survivors. While focused on looking for survivors, the teams encountered unfavorable atmospheric conditions. The teams were ordered to exit the mine quickly before they could identify all the fatally injured miners. As soon as atmospheric conditions in the mine improve, mine rescue teams will re-enter the mine to continue the search for the four missing workers and recover and identify the bodies of the fourteen unidentified victims.

What are the next steps?

Massey will continue to provide regular updates to the family members.

There are four drilling rigs on site and the Company is currently drilling bore holes approximately 1100 feet into the mine to bring the atmospheric conditions to a safe level that will allow the mine rescue teams to re-enter and continue their search and rescue efforts.

One bore hole reached the headgate area of the mine early this morning. An exhaust fan will be placed on the hole to remove bad air from the mine.

A second bore hole is 535 feet down in the same area.

A third bore hole is 100 feet down in an area north of the headgate area. This hole will be use to monitor underground atmospheric conditions.

A fourth bore hole will be placed in the tailgate area to monitor underground atmospheric conditions and a fifth hole will be placed in the headgate area.

How is Massey Energy communicating with the families?

Massey Energy is devoting its attention and resources to the ongoing rescue efforts and the families. The Company is committed to providing the families with accurate, timely information.

In an effort to ensure the families receive only information confirmed by State and Federal Authorities, the Company established an area at the Performance Coal Training Center for families to meet directly with Company and Government Officials. Chairman Don Blankenship participated in meetings with the families on Monday and Tuesday. Now that the drilling work has begun to penetrate the seams and the rescue teams are waiting for the atmosphere to improve, Blankenship will begin more in depth meetings with the families.

Company officials met with the families at the Performance Coal Training Center earlier this morning and will continue to meet every two hours with the families.

In addition, the Company has established a toll free hotline (1-877-534-5152) for families to call if they require counseling or other services and assistance. Kanawha Pastoral Counseling Center is coordinating counseling services.

A call center hotline has also been established for media inquiries. Members of the media may call 1-877-534-5180.

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